Exhibit 99.1

Invizyne Technologies Announces Pricing of $15 Million Initial Public Offering

Shares to Begin Trading on NASDAQ on November 12, 2024, Under the Ticker Symbol “IZTC”

Monrovia, CA, November 11, 2024 (GLOBE NEWSWIRE) — Invizyne Technologies, Inc., a leading designer of cell-free, enzyme-based biomanufacturing systems to produce commercially important molecules and chemicals for everyday life, today announced the pricing of its initial public offering of 1,875,000 shares of its common stock at a public offering price of $8.00 per share for a total of $15,000,000 of gross proceeds to the Company, before deducting underwriting discounts and offering expenses (the “Offering”).

In addition, the Company has granted a 45-day option to the underwriter to purchase up to 281,250 additional shares, representing 15% of the shares sold in the Offering, solely to cover over-allotments, if any, at the initial public offering price, less the underwriting discounts and commissions. All of the shares are being offered by the Company. In a concurrent private placement of common warrants, the Company will issue up to 184,375 warrants to a couple of accredited investors to purchase up to 184,375 shares.

Invizyne expects shares to begin trading on the Nasdaq Capital Market on November 12, 2024, under the ticker symbol “IZTC.” The offering is expected to close on November 13, 2024, subject to customary closing conditions.

Invizyne intends to use the net proceeds from the offering for expanding production capabilities, expanding business development, sales and marketing, repayment of a related party loan, working capital and other general corporate purposes.

“Today marks an important milestone for our company and our next generation enzymatic biomanufacturing platform,” said Michael Heltzen, CEO of Invizyne. “Thanks to the support of our IPO investors, we can now scale and commercialize our platform that uses cell-free enzymatic pathways to catalyze chemical reactions, bypassing many of the limitations associated with the cellular processes of synthetic biology.”

MDB Capital acted as the underwriter of the offering, and Cambria Capital LLC and Paulson Investment Company LLC participated as selected dealers. Golenbock Eiseman Assor Bell & Peskoe LLP acted as counsel to Invizyne.

A registration statement on Form S-1 (File No. 333-276987) (the “Registration Statement”) relating to these securities was filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on November 8, 2024. The Offering was made only by means of a prospectus, forming part of the effective registration statement. A copy of the final prospectus related to and describing the terms of the Offering may be obtained from MDB Capital, 14135 Midway Rd, Suite G-150, Addison, TX, 75001, or via email at community@mdb.com or telephone at (945) 262-9010. In addition, the final prospectus relating to the Offering may be obtained via the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Invizyne Technologies, Inc.

Invizyne Technologies, Inc. is a cell-free enzyme-based biomanufacturing technology company headquartered in Monrovia, California. Invizyne is redefining biomanufacturing by leveraging cell-free, multi-step, enzyme-based systems to efficiently transform natural or renewable resources into highly sought after biochemicals, such as Active Pharmaceutical Ingredients (APIs), biofuels, food flavors, fragrances, cosmetics, etc. Management of Invizyne believes that its biomanufacturing platform, known as SimplePath™, will be a significant alternative to the current methods of chemical compound production, which are generally chemical synthesis, natural extraction, and synthetic biology. The objective for the SimplePath™ platform is to enable the efficient production of a diverse range of chemicals otherwise impossible to make, or very expensive to make. The SimplePath™ platform not only can maximize the value of these resources but also can contribute to the development of novel and renewable chemical compounds that hold the potential to open new markets and business opportunities.

For more information, please visit www.invizyne.com

Forward-Looking Statements

This press release contains “forward-looking statements.” These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. Words such as “expect,” “anticipate,” “should,” “believe,” “hope,” “target,” “project,” “goals,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements.

Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond Invizyne’s control. Invizyne’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors. The forward-looking statements included in this press release represent Invizyne’s views as of the date of this press release. Invizyne anticipates that subsequent events and developments will cause its views to change. Invizyne undertakes no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing Invizyne’s views as of any date subsequent to the date of this press release.

Media contacts:

Lasse Görlitz, VP of Communications

(858) 319-7135

press@invizyne.com

Investor Relations Contact: IR@invizyne.com